THE COVENTRY GROUP

                                  on behalf of

                        KENSINGTON STRATEGIC INCOME FUND

                          INVESTMENT ADVISORY AGREEMENT

      AGREEMENT, effective commencing on , 1999, between Kensington Investment Group, Inc. (the "Adviser") and The Coventry Group. (the "Group") on behalf of Kensington Strategic Income Fund (the "Fund").

      WHEREAS, the Group is a Massachusetts business trust of the series type organized under a Declaration of Trust dated January 8, 1992, (the "Declaration") and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company, and the Fund is a series of the Group;

      WHEREAS, the Group wishes to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to furnish such services to the Fund;

      WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

      NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the Group and the Adviser as follows:

      1. Appointment. The Group hereby appoints the Adviser to act as investment adviser to the Fund for the periods and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

      2. Investment Advisory Duties. Subject to the supervision of the Trustees of the Group, the Adviser will (a) provide a program of continuous investment management for the Fund in accordance with the Fund's investment objectives, policies and limitations as stated in the Fund's prospectus and Statement of Additional Information included as part of the Group's Registration Statement filed with the Securities and Exchange Commission, as they may be amended from time to time, copies of which shall be provided to the Adviser by the Group; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities for the Fund.

            In performing its investment management services to the Fund hereunder, the Adviser will provide the Fund with ongoing investment guidance and policy direction, including oral and written research, analysis, advice, statistical and economic data and judgments regarding individual investments, general economic conditions and trends and long-range investment policy. The Adviser will determine the securities, instruments, repurchase agreements, options and other investments and techniques that the Fund will purchase, sell, enter into or use, and will provide an ongoing evaluation of the Fund's portfolio. The Adviser will determine what portion of the Fund's portfolio shall be invested in securities and other assets, and what portion if any, should be held uninvested.

      The Adviser further agrees that, in performing its duties hereunder, it will:

      (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Trustees;

      (b) use reasonable efforts to manage the Fund so that it will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

      (c) place orders pursuant to its investment determinations for the Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Fund's prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements;

      (d) furnish to the Group whatever statistical information the Group may reasonably request with respect to the Fund's assets or contemplated investments. In addition, the Adviser will keep the Group and the Trustees informed of developments materially affecting the Fund's portfolio and shall, on the Adviser's own initiative, furnish to the Group from time to time whatever information the Adviser believes appropriate for this purpose;

      (e) make available to the Group's administrator (the "Administrator"), and the Group, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Administrator and the Group in their compliance with applicable laws and regulations. The Adviser will furnish the Trustees with such periodic and special reports regarding the Fund as they may reasonably request;

      (f) immediately notify the Group in the event that the Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Adviser further agrees to notify the Group immediately of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the Group's
Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed thereon, and of any statement contained therein that becomes untrue in any material respect;

      (g) in making investment decisions for the Fund, use no inside information that may be in its possession or in the possession of any of its affiliates, nor will the Adviser seek to obtain any such information.

      3. Allocation of Charges and Expenses. Except as otherwise specifically provided in this section 3, the Adviser shall pay the compensation and expenses of all its Trustees, officers and employees who serve as officers and executive employees of the Group (including the Group's share of payroll taxes), and the Adviser shall make available, without expense to the Fund, the service of its Trustees, officers and employees who may be duly elected officers of the Group, subject to their individual consent to serve and to any limitations imposed by law.

            The Adviser  shall not be  required to pay any  expenses of the Fund other than those specifically allocated to the Adviser in this section 3. In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the reasonable compensation of such of the Group's employees as are officers or employees of the Adviser whose services may be involved, for the following expenses of the Fund: organization and certain offering expenses of the Fund (including out-of-pocket expenses, but not including the Adviser's overhead and employee costs); fees payable to the Adviser and to any other Fund advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; telephone, telex, facsimile, postage and other communications expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Group's officers and employees; fees and expenses of the Fund's Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Fund; payments to the Administrator for maintaining the Fund's financial books and records and calculating its daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering shares of the Fund for sale and fees related to notification and other filings required by states in which Fund shares are sold; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing prospectuses,
Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; costs of stockholders' and other meetings; the compensation and all expenses (specifically including travel expenses relating to the Fund's business) of officers, Trustees and employees of the Group who are not interested persons of the Adviser; and travel expenses (or an appropriate portion thereof) of officers or Trustees of the Group who are officers, Trustees or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Group with respect to matters concerning the Fund, or any committees thereof or advisers thereto.

      4.    Compensation.
            -------------

      (a) As compensation for the services provided and expenses assumed by the Adviser under this Agreement, the Group will arrange for the Fund to pay the Adviser, for the period ending eleven full months after the effective date of this Agreement a fee, calculated daily and paid at the end of each calendar month, at a rate equal on an annual basis to 1.50% of the Fund's average daily net assets. Commencing with the end of the twelfth full month after the effective date of this Agreement, the Fund will pay the Adviser a Total Fee that is calculated daily and paid at the end of each calendar month , such Total Fee to be composed of (1) a Base Fee and (2) a Performance Adjustment that will add to or subtract from the Base Fee depending on the performance of Class A shares of the Fund relative to the National Association of Real Estate Investment Trust ("NAREIT") Composite Index ("Index") for the preceding twelve month period. A Performance Adjustment will be made at the end of the each calendar month thereafter, based on the performance of Class A shares relative to the Index for the preceding twelve months, to determine the Total Fee payable for that month. The Base Fee will be at an annual rate equal to 1.50% of the Fund's average daily net assets for the previous twelve month period. The Performance Adjustment will be a positive or negative amount equal to 15% (rounded to the third decimal place) of the difference between the performance of Class A shares of the Fund and the performance of the Index for the previous twelve month period. The Total Fee rate, composed of the Base Fee and the Performance Adjustment, will be at an annual rate not less than 0.50% or greater than 2.50% of the Fund's average daily net assets.

      (b) The investment performance of the Fund's Class A shares and the investment record of the Index will be calculated in accordance with applicable law and regulation, including Rule 205-1 under the 1940 Act. The investment performance of the Fund's Class A shares will be measured by comparing (i) the opening net asset value of one Class A share of the Fund on the first business day of the applicable twelve month period with (ii) the closing net asset value of one Class A share of the Fund as of the last business day of such period. The investment record of the Index will determined by comparing the level of the Index on the first day of the applicable twelve month period with its level on the last business day of such period.

      (c) The "average daily net assets" of the Fund shall mean the average of the values placed on the Fund's net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if the Fund lawfully determines the value of its net assets as of some other time on each business day, as of such other time. The value of net assets of the Fund and of its Classes shall always be determined pursuant to the applicable provisions of the Declaration and the Registration Statement. If, pursuant to such provisions, the determination of net asset value of the Fund or a Class is suspended for any particular business day, then for the purposes of this section 4, the value of the net assets of the Fund or Class, as applicable, as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund or such Class may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund or a Class has been so suspended for a period including any month end when the Adviser's compensation is payable pursuant to this section, then the Adviser's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund or Class, as applicable, as last determined (whether during or prior to such month). If the Fund or Class determines the value of its net assets more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this section 4.

      (d) The computation of the Performance Adjustment will not be cumulative. A positive fee rate will apply even though the performance of a Class A share has been behind that of the Index, and conversely, a negative fee rate will apply for a month even though the performance of a Class A share over some period of time shorter than the preceding twelve months has been ahead of that of the Index.

      5. Books and Records. The Adviser agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Adviser also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Group and will be surrendered promptly to the Group upon its request. And the Adviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

      6. Standard of Care and Limitation of Liability. The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the holders of the Fund's shares in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Group, the Fund or to holders of the Fund's shares to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement. As used in this Section 6, the term "Adviser" shall include any officers, Trustees, employees or other affiliates of the Adviser performing services with respect to the Fund.

      7. Services Not Exclusive. It is understood that the services of the Adviser are not exclusive, and that nothing in this Agreement shall prevent the Adviser from providing similar services to other investment companies or to other series of investment companies, including the Group (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Adviser's ability to meet its obligations to the Fund hereunder. When the Adviser recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Adviser recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Adviser nor any of its Trustees, officers or employees shall act as a principal or agent or receive any commission. If the Adviser provides any advice to its clients concerning the shares of the Fund, the Adviser shall act solely as investment counsel for such clients and not in any way on behalf of the Group or the Fund.

      8. Duration and Termination. This Agreement shall continue until , 2001, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Trustees or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Trustees or by vote of the majority of the Fund's outstanding voting securities, upon sixty (60) days' written notice to the Adviser or (b) by the Adviser at any time without penalty, upon sixty (60) days' written notice to the Group. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

      9. Amendments. Except to the extent permitted by applicable law, regulation or regulatory policy, no provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and, except to the extent permitted by applicable law, regulation or regulatory policy, no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities of the Fund, and (ii) a majority of the Trustees, including a majority of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

      10. Proxies. Unless the Group gives written instructions to the contrary, the Adviser shall vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested. The Adviser shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund's shareholders.

      11. Name Reservation. The Group acknowledges and agrees that the Adviser has property rights relating to the use of the term "Kensington" and has permitted the use of such term by the Group and the Fund. The Group agrees that:
(i) it will use the term "Kensington" only as a component of the name of the Fund and any other series for which the Adviser serves as investment adviser, and for no other purposes; (ii) it will not purport to grant to any third party any rights in such name; (iii) at the request of the Adviser, the Group will take such action as may be required to provide its consent to use of the term by the Adviser, or any affiliate of the Adviser to whom the Adviser shall have granted the right to such use; and (iv) the Adviser may use or grant to others the right to use the term, or any abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company. Upon termination of this Agreement, the Group shall, upon request of the Adviser, cease to use the term "Kensington" as part of the name of the Fund or any series of the Group or in any way not consented to by the Adviser. In the event of any request by the Adviser that use of the term "Kensington" shall cease, the Group shall cause its officers, Trustees and stockholders to take any and all such actions which the Adviser may request to effect such request and to reconvey to the Adviser any and all rights to the term "Kensington."

      12. Shareholder List. The Group grants to Adviser the unconditional right to receive, at any time and at no cost to the Adviser, the list of the registration information pertaining to the shareholders of the Fund
("Shareholder List"). The Shareholder List shall be provided in a printed as well as an electronic format and shall include the name, last known address and number of shares held for each shareholder as of the date produced. In addition, the list shall include, where applicable, identification of beneficial ownership of shares held of record by depositories, custodians, brokers, or other institutional holders.

      13.   Miscellaneous.
            -------------

      (a) This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

      (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

      (c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

      (d) Nothing herein shall be construed as constituting the Adviser as an agent of the Group or the Fund.

    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of , 1999.

THE COVENTRY GROUP
on behalf of Kensington Strategic Income Fund


By:__________________________________
              President

KENSINGTON INVESTMENT GROUP, INC.


By:__________________________________
              President